Press Release
FOR IMMEDIATE RELEASE

Contact:	Liz Kaminski
Telephone:	(219) 362-7511

LAPORTE BANCORP, INC.
ANNOUNCES QUARTERLY CASH DIVIDEND

October 24, 2013, LaPorte Bancorp, Inc. (NASDAQ Capital: LPSB) today announced that its Board of Directors declared a quarterly cash dividend of $0.04 per common share. The dividend will be paid on or about December 5, 2013, to stockholders of record as of the close of business on November 21, 2013. This represents a dividend yield of 1.5% based on the price per share of $10.49 at the close of markets on October 21, 2013, the date prior to which the Board approved the dividend.

Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp and the Bank on the Internet at www.laportesavingsbank.com, under Investor Relations.